EXHIBIT 99.1

NEWS BULLETIN	RE:	OrthoLogic Corp.
1275 W. Washington St.
Tempe, AZ 85281
(602) 286-5520
FROM:		www.orthologic.com
TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

AT THE COMPANY:
Thomas R. Trotter
President/CEO
(602) 286-5500

AT THE BERLIN GROUP:
Lawrence Delaney Jr.
(714) 734-5000

OrthoLogic Names Pharmaceutical Industry Veteran
Dr. James M. Pusey President and CEO

Tempe, Ariz., Friday, March 4, 2005—OrthoLogic Corp. (Nasdaq: OLGC) announced today that the company has appointed James M. Pusey, M.D., president and chief executive officer effective March 18, 2005. Dr. Pusey succeeds Thomas R. Trotter, who has been president and CEO of OrthoLogic since 1997.

Dr. Pusey, 46, served most recently as an executive vice president of Serono, Inc. USA, headquartered in Rockland, Mass., a unit of Serono, SA (Geneva, Switzerland), and the world’s third-largest biotechnology company. Before that, Dr. Pusey held senior management positions with SmithKline Beecham and AstraZeneca Pharmaceuticals USA.

Dr. Pusey holds Bachelor of Medicine and Bachelor of Surgery degrees from the Royal Free Hospital School of Medicine, London University, and a Masters of Business Administration from the London Business School. Dr. Pusey has spent the last eight years living and working in the U.S.

“On behalf of OrthoLogic’s Board of Directors, I am pleased to welcome Dr. Pusey as the company’s new president and CEO,” said John M. Holliman III, chairman of the board. “He has had an outstanding career in the pharmaceutical industry and brings a wealth of talent and experience to OrthoLogic. His particular expertise in clinical trial management and FDA interface, as well as significant experience in marketing and business development within the pharmaceutical and biotechnology sectors, makes him particularly well suited for this position. In addition, his early background as an intensive care physician provides him with excellent insight into the clinical applications for our drug product candidates that make up the Chrysalin® Product Platform.”

Holliman added, “We are also very pleased that Tom Trotter has agreed to remain a member of OrthoLogic’s Board of Directors until our Annual Stockholders Meeting on Friday, April 15, 2005 and will continue to be available to the company as a consultant in the future. Tom has done an outstanding job of managing OrthoLogic over the last seven years and overseeing our transition from a medical device company to a drug-development company.”

OrthoLogic Names Pharmaceutical Industry Veteran Dr. James Pusey President and CEO

“I am very pleased to be joining OrthoLogic as president and CEO,” said Dr. Pusey. “The company is well positioned to move forward with a number of exciting formulations in different therapeutic areas using the Chrysalin Product Platform. Working as a physician treating patients, as well as in industry with several major pharmaceutical and biotechnology companies, has given me a valuable perspective into the world of drug development. I am looking forward to adding that experience to the excellent management team at OrthoLogic.”

About OrthoLogic Corp.

OrthoLogic is a drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of product candidates aimed at treating traumatic and chronic orthopedic indications in bone and soft tissue as well as oral/maxillofacial bone repair, cardiovascular repair and wound healing. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508.

OrthoLogic owns an exclusive license for all worldwide medical indications for the peptide, and is actively pursuing five orthopedic indications for Chrysalin. These include fracture repair and spine fusion, which are in human clinical trials, and cartilage defect repair, which is in late-stage preclinical trials. Ligament and tendon repair indications are in the preclinical studies stage. In non-orthopedic areas, a human clinical trial for chronic diabetic ulcers has been completed. OrthoLogic’s product development pipeline also includes Chrysalin-based product candidates for dental bone formation and myocardial revascularization.

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